Exhibit 21

Subsidiaries of WireCo WorldGroup (Cayman) Inc.

Name	State or Jurisdiction of Formation
Aceros Camesa, S.A. de C.V.	Mexico
Camesa Peru S.A.C.	Peru
Casar Drahtseilwerk Saar GmbH	Germany
Corcam, S.A. de C.V.	Mexico
Drumet CZ s.r.o.	Czech Republic
Drumet Liny I Druty sp. z o.o.	Poland
Drumet, s.r.o.	Slovakia
Ekon B.V.	Netherlands
Euronete Australia Pty Ltd.	Australia
Euronete Scandinavia	Denmark
Euronete (U.K.) Limited	Scotland
Eurorope Performance Rope Producers SA (50% owner)	Greece
Ijmuiden Stores Holland B.V.	Netherlands
Incam, S.A. de C.V.	Mexico
Lankhorst Engineered Products B.V.	Netherlands
Lankhorst/Euronete (Brasil) – Industria e Comercio, Ltda (80% owner)	Brazil
Lankhorst Euronete Australia Pty Ltd.	Australia
Lankhorst Euronete Espana SA (50% owner)	Spain
Lankhorst Euronete India Private Limited (50% owner)	India
Lankhorst Euronete Portugal, S.A.	Portugal
Lankhorst Pure Composites B.V.	Netherlands
Lankhorst Recycled Products UK Ltd.	United Kingdom
Lankhorst Recycling Deutschland GmbH	Germany
Lankhorst Ropes UK	United Kingdom
Lankhorst Sneek B.V.	Netherlands
Lankhorst Touwfabrieken B.V.	Netherlands
Le Drezen SAS	France
Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal
Royal Lankhorst-Euronete group B.V.	Netherlands
ScanRope Marine AS	Norway
WireCo Crane Center B.V.	Netherlands
WireCo Dutch Acquisition B.V.	Netherlands
WireCo Mex, S. de R.L. de C.V.	Mexico
WireCo WorldGroup B.V.	Netherlands
WireCo WorldGroup Comercial, Unipessoal Lda	Portugal
WireCo WorldGroup (Cayman) Inc.	Cayman
WireCo WorldGroup Inc.	Delaware
WireCo WorldGroup (Singapore) Pte. Ltd	Singapore
WireCo WorldGroup India Private Limited	India
WireCo WorldGroup Sales (Cayman) Ltd.	Cayman
WireCo WorldGroup US Holdings Inc.	Delaware
Wireline Works Corporation	Alberta, Canada

Name	State or Jurisdiction of Formation
WISCO WireCo Wire Rope Co., Ltd. (65% owner)	China
WRCA (Luxembourg) Holdings S.à r.l.	Luxembourg
WRCA Distributor (Cayman) Ltd.	Cayman
WRCA Hong Kong Holding Company Limited	Hong Kong